Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Redwoods Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units, each consisting of one share of Common Stock, $0.0001 par value, one Warrant to acquire one-half (1/2) share of Common Stock and one Right to acquire one-tenth (1/10) share of Common Stock (2)	Rule 457(o)	11,500,000	$10.00	$115,000,000	0.0000927	$10,660.50
	Equity	Shares of Common Stock included as part of the Units(3)	Rule 457(g)	11,500,000	—	—	—	—	(4)
	Equity	Warrants included as part of the Units(3)	Rule 457(g)	11,500,000	—	—	—	—	(4)
	Equity	Rights included as part of the Units(3)	Rule 457(g)	11,500,000	—	—	—	—	(4)
Fees to be Paid	Equity	Shares of Common Stock underlying the Rights included as part of the Units(3)	Rule 457(o)	1,150,000	$10.00	$11,500,000	0.0000927	$1,066.05
Fees to be Paid	Equity	Representative’s Unit Purchase Option	Rule 457(o)	1	$100	$100	0.0000927	$0.01
Fees to be Paid	Equity	Units underlying Representative’s Unit Purchase Option (“Representative’s Units”) (2)	Rule 457(o)	345,000	$11.50	$3,967,500	0.0000927	$367.79
	Equity	Shares of Common Stock included as part of Representative’s Units (3)	Rule 457(g)	345,000	—	—	—	—	(4)
	Equity	Warrants included as part of Representative’s Units (3)	Rule 457(g)	345,000	—	—	—	—	(4)
	Equity	Rights included as part of Representative’s Units (3)	Rule 457(g)	345,000	—	—	—	—	(4)
Fees to be Paid	Equity	Shares of Common Stock underlying the Rights included as part of Representative’s Units (3)	Rule 457(o)	34,500	$11.50	$396,750	0.0000927	$36.78

	Total Offering Amounts					$130,864,350

	Total Fees Previously Paid

	Total Fee Offset

	Net Fee Due							$12,131.13

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes (i) Units, (ii) Common Stock, Warrants and Rights underlying such Units and (iii) Common Stock underlying the Rights included in such Units, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.